Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the inclusion of our reports in the Form 8-K of Inergy Midstream, L.P., which is expected to be filed with the Securities and Exchange Commission on November 26, 2012. The specific reports subject to this consent are dated as follows:

•

November 2, 2012, with respect to the review of the consolidated balance sheet of Rangeland Energy, LLC (the “Company”) as of September 30, 2012 and the related consolidated statements of operations, changes in members’ equity and cash flows for the nine-months ended September 30, 2012 and 2011;

•

March 9, 2012, with respect to the audit of the consolidated balance sheet of Rangeland Energy, LLC as of December 31, 2011 and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended and for the period from inception (October 19, 2009) to December 31, 2011. Rangeland Energy, LLC was a development stage enterprise as of December 31, 2011;

•

March 14, 2011, with respect to the audit of the balance sheet of Rangeland Energy, LLC as of December 31, 2010 and the related statements of operations, changes in members’ equity and cash flows for the year then ended and for the period from inception (October 19, 2009) to December 31, 2010. Rangeland Energy, LLC was a development stage enterprise as of December 31, 2010.

We also hereby consent to the incorporation by reference of these reports in the Registration Statement (Form S-8 No. 333-1786659) of Inergy Midstream, L.P.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Houston, Texas

November 26, 2012